EXHIBIT 10.25

Lock-Up and PUT AGREEMENT

THIS Lock-UP and PUT AGREEMENT (this “Agreement”) is made as of October 21, 2011, by and among Warwick Valley Telephone Company, a New York corporation with offices at 47 Main St., PO Box 592, Warwick, NY 10990 (“Parent”), and each of the individuals identified on the signature page of this Agreement (each, a “Holder” and collectively, the “Holders”). Parent and the Holders are sometimes referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Parent, Warwick Valley Networks, Inc. (“Buyer”) and Alteva, LLC, a New Jersey limited liability company (“Alteva”) are parties to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of July 14, 2011, pursuant to which Alteva sold substantially all of its assets to Buyer in exchange for consideration that includes the Parent Shares (as defined in the Purchase Agreement).

WHEREAS, as a condition of the closing of the transactions contemplated by the Purchase Agreement and the issuance of the Parent Shares, Alteva agreed to hold the Parent Shares subject to the terms and conditions of this Agreement, and Parent agreed to grant Alteva certain rights with respect to the Parent Shares, upon the terms and conditions hereinafter set forth.

WHEREAS, Alteva has assigned its rights to the Parent Shares to the Holders, who constitute all of the members of Alteva, and Alteva has authorized and directed Parent to issue the Parent Shares directly to the Holders, in the amounts set forth on Exhibit A attached hereto, subject, however, to the Holders agreeing to hold the Parent Shares in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, the Parties agree as follows:

1.             Definitions. Capitalized terms used in this Agreement, but not otherwise defined in this Agreement, have the respective meanings set forth in the Purchase Agreement. When used in this Agreement, the terms set forth below have the following meanings:

“Change of Control” means: (a) where any “person,” as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent representing more than 50% of the voting power of the then outstanding securities of the Parent; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Parent becomes a subsidiary of another corporation and in which the stockholders of the Parent, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or (b) the consummation of (i) a merger or consolidation of the Parent with another corporation where the stockholders of the Parent, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (ii) a sale or other disposition of all or substantially all of the assets of the Parent, or (iii) a liquidation or dissolution of the Parent.

“Collar Adjustment Price” means $11.74.

“Effective Date” means the date of this Agreement.

“Release Date Price” means the per share price equal to the average of the closing prices of Parent Common Stock reported on the Nasdaq Stock Market for the 30 trading days immediately prior to (i) the First Release Date, or (ii) the Second Release Date, as applicable, but excluding the three trading days prior to and after the record date, and the record date, for any cash dividend declared by Parent on the Parent Common Stock.

“Total Parent Shares” means, collectively, the Parent Shares and the Additional Parent Shares (as defined in Section 4), if any, issued pursuant to Section 4.

“Transfer” means any sale, transfer, donation, gift, assignment, pledge, hypothecation, grant of a security interest in or other disposition or attempted disposition, whether voluntary or involuntary.

2.             Lock-Up Agreement.

(a)          Lock-Up. Subject to Section 2(b) and 2(c), each Holder may Transfer all or any Parent Shares held by such Holder only in accordance with this Section 2(a) (and then only in accordance with applicable securities laws):

(i)	From the Effective Date until October 20, 2012, Holder may not Transfer any Parent Shares, without the prior written consent of Parent;

(ii)	During the period beginning on October 21, 2012 (the “First Release Date”) and ending on December 14, 2012, each Holder may Transfer up to 50 percent of the Parent Shares held by such Holder as of the date of this Agreement (in each case, the “Initially Released Shares”), which Initially Released Shares are forth on Exhibit A with respect to each Holder, without the prior written consent of Parent; and

(iii)	From and after December 15, 2012 (the “Second Release Date”), each Holder may Transfer any and all of (A) the Parent Shares held by such Holder that remained subject to restriction hereunder after the First Release Date (in each case, the “Secondary Released Shares”), which Secondary Released Shares are set forth on Exhibit A with respect to each Holder, and (B) any other Parent Shares held by Holder, in each case without the prior written consent of Parent.

(b)          Exceptions to Lock-Up. Notwithstanding the provisions of Section 2(a), each Holder may at any time, subject to applicable securities laws (and Parent acknowledges and agrees that Parent shall provide reasonable cooperation to each Holder to ensure that any such Transfer desired to be made by such Holder is made as promptly as practicable in accordance with applicable securities laws), Transfer the Parent Shares held by such Holder to any of the following (collectively, “Permitted Transferees”) (i) a spouse, a lineal ancestor or descendant, or adopted child, of such Holder; (ii) a trust for the primary benefit of such Holder or the foregoing individuals described in (i); (iii) charity; or (iv) to any Affiliate of such Holder; provided that the Permitted Transferee shall have first delivered to Parent the written agreement of such Permitted Transferee to become a party to (and hold its Parent Shares subject to) this Agreement to the same extent as if such Permitted Transferee was a Holder (and provided further that the restrictions above and the put rights and rights to receive Additional Parent Shares below shall apply on a proportional basis to any Permitted Transferee based on relative ownership of the Parent Shares held by a Permitted Transferee in the event there is more than one Permitted Transferee). In addition, the restrictions on Transfer set forth in Section 2(a) (the “Lock-Up Provisions”) shall not apply to any Additional Parent Shares issued pursuant to Section 4. In addition, the Lock-Up Provisions shall not apply to any Transfers to the Parent, any Transfers between Holders (provided, however, that any Parent Shares Transferred by a Holder to another Holder shall remain subject to the Lock-Up Provisions, as applicable, in accordance with the terms of such Lock-Up Provisions) and any Transfers pursuant to a tender offer or in connection with a Change of Control of Parent.

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(c)          Covenants. Each Holder shall, during the Term, maintain the Parent Shares held by such Holder free and clear of all liens, encumbrances, and claims whatsoever, other than any of the foregoing created by Parent and any restrictions on transfer under applicable securities laws.

(d)          Violations. Any Transfer or proposed Transfer of Parent Shares made or attempted in contravention of this Section 2 shall not be recognized by Parent and shall be void and of no effect.

(e)          Legends. Each Holder agrees that appropriate legends may be placed on and stop Transfer orders may be placed against any certificate(s) representing the Parent Shares held by such Holder, to reflect the restrictions set forth herein and restrictions on Transfer that may be imposed under applicable securities laws, for so long as such restrictions exist.

(f)          Certificates. If and whenever a Holder holds a share certificate for Parent Shares on which a legend appears referencing the Lock-Up Provisions and such Holder becomes entitled to Transfer some or all of such Parent Shares pursuant to Section 2(a)(ii) or Section 2(a)(iii), then Parent shall deliver to such Holder, within ten (10) business days of Parent’s receipt of such Holder’s request therefor and delivery of the original share certificate containing the legend (and without requirement of any additional documentation), (i) a replacement share certificate without such legend for the Parent Shares that such Holder becomes entitled to Transfer, and (ii) a replacement share certificate with such legend for any additional Parent Shares evidenced by the original certificate which remain subject to the Lock-Up Provisions. The Parent shall otherwise provide reasonable cooperation to each Holder and the Parent’s transfer agent (including, if requested by the transfer agent, providing any opinion required by such transfer agent or Parent to effectuate the Transfer) to effectuate any Transfer permitted by this Agreement as promptly as practicable; it being understood that time is of the essence in connection with such Transfer.

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(g)          Right to Dividends. Notwithstanding the Lock-Up Provisions set forth in this Section 2, each Holder shall receive and retain all rights of ownership of the Parent Shares held by such Holder including, without limitation, the right to receive from and after the Effective Date all dividends otherwise declared and payable by Parent with respect to its Parent Common Stock at the same time as such dividends are paid by Parent with respect to its Parent Common Stock.

3.             Grant of Put Right. Parent hereby irrevocably grants and issues to each Holder the right and option to sell to Parent (hereinafter referred to as the “Put”), for no additional consideration and without any action required on the part of such Holder except as provided for in this Section 3, all or any portion of the Total Parent Shares held by such Holder, subject to, and in accordance with the terms and conditions of, this Section 3.

(a)          Exercise of Put. Each Holder may exercise the Put and sell to Parent, and Parent agrees to purchase from such Holder at the Put Price, (i) as of and for a sixty (60) day period following the First Release Date (the “First Put Window”), any or all of the Initially Released Shares held by such Holder, and (ii) as of and for a sixty (60) day period following the Second Release Date (the “Second Put Window”), any or all of the Total Parent Shares held by such Holder.

(b)          Put Price. Upon exercise of the Put, Parent shall pay to the Holder exercising the Put for each Total Parent Share subject to the Put an amount (the “Put Price”) equal to the greater of (i) the closing price of Parent Common Stock reported on the Nasdaq Stock Market for the date of exercise of the Put (or, if the date of exercise is not a trading day, on the last trading day immediately prior to the date of exercise of the Put) and (ii) the Collar Adjustment Price.

(c)          Manner of Exercise. A Put is exercisable upon notice (the “Put Notice”) given by a Holder to Parent of such Holder’s election to exercise such Put and the date of the Put Closing (as determined by such Holder and specified in the Put Notice, subject, however, to adjustment pursuant to Section 3(d)) (the “Put Closing Date”), which will be not less than twelve (12) days nor more than ninety (90) days after the date of the Put Notice.

(d)          Put Closing. The closing for the sale and purchase of the Parent Shares made the subject of a Put will take place at the offices of Parent on the Put Closing Date (a “Put Closing”). Notwithstanding the provisions of Section 3(c) or any Put Closing Date specified by a Holder, if more than one Holder exercises the Put during the First Put Window or the Second Put Window, as applicable, Parent may elect to complete multiple Put Closings simultaneously, on one or more Put Closing Dates selected by Parent; provided, however, that if Parent selects any Put Closing Date pursuant to this Section 3(d), in no event shall the Put Closing Date with respect to any Put occur (i) before, or more than thirty-five (35) days after, the Put Closing Date designated in the Put Notice by the Holder exercising such Put, or (ii) after December 31, 2012 if the Holder exercising such Put designated in the applicable Put Notice a Put Closing Date on or before December 31, 2012. At any Put Closing, to the extent applicable, the Holder exercising the Put will deliver the certificates or instruments evidencing the Parent Shares being sold, duly endorsed or otherwise in transferable form. In consideration of such delivery, Parent will deliver to such Holder the Put Price for all Total Parent Shares being purchased from such Holder, payable in cash, either by bank check sent to such Holder at the address specified in the Put Notice or by wire transfer of immediately available funds in accordance with the wire instructions specified by such Holder in the Put Notice, in each case in accordance with the preference specified by such Holder in the Put Notice.

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4.             Purchase Price Protection.

(a)          Issuance of Additional Parent Shares. Subject to the terms and conditions of this Section 4, Parent shall issue additional shares of Parent Common Stock (collectively, the “Additional Parent Shares”) to the Holders (pro rata, based on the percentages set forth in Exhibit A), upon the expiration of the Lock-Up Provisions, if required by the provisions of this Section 4, as follows:

(i)	If (A) the Release Date Price as of the First Release Date is less than the Collar Adjustment Price, then Parent shall issue to the Holders, pursuant to Section 4(c), the aggregate number of Additional Parent Shares that would result in the aggregate value (as of the First Release Date and based on the applicable Release Date Price) of (1) 136,239.5 Parent Shares and (2) such aggregate Additional Parent Shares issued as of the First Release Date, being equal to $1,600,000 (with such value calculated based on the Release Date Price as of the First Release Date).

(ii)	If (A) the Release Date Price as of the Second Release Date is less than the Collar Adjustment Price, then Parent shall issue to the Holders, pursuant to Section 4(c), the aggregate number of Additional Parent Shares that would result in the aggregate value (as of the Second Release Date and based on the applicable Release Date Price) of (1) 136,239.5 Parent Shares and (2) such aggregate Additional Parent Shares issued as of the Second Release Date, being equal to $1,600,000 (with such value calculated based on the Release Date Price as of the Second Release Date).

(b)          No Issuance of Additional Parent Shares. Parent shall not be required to issue any Additional Parent Shares to any Holder in connection with the First Release Date or the Second Release Date, as applicable, if the applicable Release Date Price is greater than or equal to the Collar Adjustment Price.

(c)          Issuance of Certificates. If Parent is required to issue any Additional Parent Shares pursuant to this Section 4, Parent shall issue and deliver to each Holder a pro rata portion of such Additional Parent Shares (based on the percentages set forth on Exhibit A), which Parent agrees shall be duly authorized, validly issued, fully-paid and non-assessable, shall be issued in compliance with all applicable federal and state securities laws, and shall be issued free of any preemptive rights, liens or restrictions other than those imposed pursuant to the Securities Act. Parent has duly reserved the Additional Parent Shares that are issuable pursuant to this Agreement. If Parent is required to issue any Additional Parent Shares pursuant to this Section 4, Parent shall issue and deliver to each Holder stock certificates representing the Additional Parent Shares to be issued to such Holder within ten (10) business days after the First Release Date or Second Release Date, as applicable. Any Additional Parent Shares issued pursuant to this Section 4 shall not be subject to the Lock-Up Provisions set forth in Section 4.

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5.             Assignments and Transfers; No Third Party Beneficiaries. This Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party; provided that any assignment of this Agreement by Parent shall not relieve Parent of its obligations hereunder. Each Holder may assign this Agreement, and the rights and obligations of such Holder hereunder, to any Permitted Transferee that acquires, pursuant to the terms of this Agreement, all or any portion of such Holder’s Parent Shares. Any Permitted Transferee to whom rights under this Agreement are Transferred will, as a condition of such Transfer, deliver to Parent a written agreement to become a party to this Agreement to the same extent as if such Permitted Transferee were named as a Holder herein.

6.             Notices. Any notice required or permitted by any provision of this Agreement shall be given in writing and shall be delivered personally or by courier, or by registered or certified mail, postage prepaid, addressed (i) in the case of Parent, to its principal office and set forth in the caption to this Agreement, (ii) in the case of any Holder, to such Holder’s registered address for its Parent Shares shown in the records of Parent (or of Parent’s transfer agent). Notices that are mailed shall be deemed received five (5) days after deposit in the United States mail. Notices sent by courier or overnight delivery shall be deemed received two (2) days after they have been so sent.

7.             Further Instruments and Actions. The Parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

8.             Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the latest to occur of (a) the expiration of the Second Put Window and, if any one or more Holders exercises its Put during the First Put Widow or the Second Put Window, the completion of all Put Closings, and (b) the Second Release Date and, if and Additional Shares are to be released pursuant to Section 4 upon such Second Release Date, the issuance of such Additional Parent Shares.

9.             Entire Agreement. This Agreement, together with the Purchase Agreement, contains the entire understanding of the Parties hereto with respect to the subject matter hereof, supersedes all other agreements among the Parties with respect to the subject matter hereof and cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the Parties to this Agreement. This Agreement shall be interpreted under the laws of New York without reference to conflicts of law provisions.

10.             Amendments and Waivers. Any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Parent and Holders holding a majority of the then outstanding Total Parent Shares that are subject to this Agreement.

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11.             Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.             Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of executed copies of this Agreement by facsimile, portable document format (PDF) or other reasonable form of electronic transmission shall constitute effective execution and delivery of this Agreement.

13.             Stock Splits and Stock Dividends. The Lock-Up Provisions shall also apply to any securities issued to any Holder in the event of a stock dividend or distribution, a forward or a reverse stock split or other reclassification of shares of Parent Common Stock to the extent and for the duration that the shares of Parent Common Stock with respect to which such securities were issued are subject to the Lock-Up Provisions hereunder. In addition, Parent shall make equitable adjustment (such equitable agreement to be reasonably satisfactory to the Holders) to the rights of the Holders under this Agreement (including the right to receive Additional Parent Shares and the Put right) to the benefit of such rights in the event of a stock dividend or distribution, a forward or a reverse stock split or other reclassification of shares of Parent Common Stock during the Term of this Agreement.

14.             Injunctive and Equitable Relief. If Parent fails to adhere fully to the terms and conditions of this Agreement, Parent shall be liable to the Holders for any damages (expressly including any direct, indirect, special, consequential or other damages) suffered by reason of any such breach of the terms and conditions hereof. Parent acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Parent further agrees that in the event of a breach of any of the terms or conditions of this Agreement by Parent, and in addition to all other remedies that may be available in law or in equity to the Holders, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring Parent to cease and desist from violating the terms and conditions of this Agreement and specifically requiring Parent to perform its obligations hereunder is fair and reasonable and that the Holders shall have the right to seek such injunction and order, and Parent hereby consents to the issuance of such injunction and order.

15.             Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or in equity.

16.             Costs of Enforcement. If any Holder seeks to enforce its rights under this Agreement, without limiting any other remedies hereunder, at law or in equity, Parent shall pay all costs and expenses incurred by such Holder in enforcing such rights, including, without limitation, all reasonable attorneys’ fees and other reasonable fees of outside advisors.

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17.             SEC Reports. With a view to making available to the Holders the benefits of Rule 144 promulgated by the SEC and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of Parent to the public without registration, Parent shall:

(a)          make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times following the date hereof;

(b)          use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act; and

(c)          furnish to each Holder, so long as such Holder owns any Total Parent Shares, forthwith upon request (i) to the extent accurate, a written statement by Parent that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act; (ii) a copy of the most recent annual or quarterly report of Parent and such other reports and documents so filed by Parent; and (iii) such other information as may be reasonably requested in availing such Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration.

[Signature page follows.]

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereto have executed this Agreement as of the date first written above.

PARENT:

WARWICK VALLEY TELEPHONE COMPANY

By:	/s/ Duane W. Albro
Name:	Duane W. Albro
Its:	President and Chief Executive Officer

HOLDERS:

/s/ William Bumbernick
William Bumbernick

/s/ Mardoqueo Marquez
Mardoqueo Marquez

/s/ Louis Hayner
Louis Hayner

/s/ David Cuthbert
David Cuthbert

/s/ Kathleen Cuthbert
Kathleen Cuthbert

/s/ Stephen Cuthbert
Stephen Cuthbert

/s/ Bruce Baker
Bruce Baker

/s/ Thomas Daley
Thomas Daley

[Signature Page to Lock-Up and Put Agreement]

/s/ Cesidio Colasante
Cesidio Colasante

/s/ Vincent Colasante
Vincent Colasante

/s/ Joseph Weir
Joseph Weir

/s/ Gary Porter
Gary Porter

/s/ Deborah Deney
Deborah Deney

/s/ W. Anthony Hitschler
W. Anthony Hitschler

/s/ Linda Hitschler
Linda Hitschler

/s/ Christopher Lange
Christopher Lange

[Signature Page to Lock-Up and Put Agreement]

Exhibit A

Holders and Parent Shares

Holder	Ownership of Alteva*	Parent Shares	Initially Released Shares	Secondary Released Shares

William Bumbernick	46.15181%	125,754	62,877	62,877
Mardoqueo Marquez	9.22934%	25,148	12,574	12,574
Louis Hayner	9.22934%	25,148	12,574	12,574
David Cuthbert	9.22934%	25,148	12,574	12,574
Kathleen Cuthbert	3.13822%	8,551	4,276	4,275
Stephen Cuthbert	2.03062%	5,533	2,767	2,766
Bruce Baker	2.95436%	8,050	4,025	4,025
Thomas Daley	2.95436%	8,050	4,025	4,025
Cesidio Colasante	1.47644%	4,023	2,012	2,011
Vincent Colasante	1.47644%	4,023	2,012	2,011
Joseph Weir	1.47644%	4,023	2,012	2,011
Gary Porter	1.47644%	4,023	2,012	2,011
Deborah Deney	1.47644%	4,023	2,012	2,011
W. Anthony Hitschler	3.48027%	9,483	4,742	4,741
Linda Hitschler	0.36994%	1,008	504	504
Christopher Lange	3.85020%	10,491	5,246	5,245

	100.00000%	272,479	136,244	136,235

*The Additional Parent Shares, if any, that may be issued to the Holders pursuant to Section 4 will be issued to the Holders pro rata based on their percentage ownership in Alteva, as set forth in this column.